March 2017

Golden Grain Energy

Energy for a Clean Environment

Ethanol Connection

Golden Grain Energy LLC

@ggecorn

In case you missed it:

2017 annual meeting review

About 175 Golden Grain Energy LLC member-owners attended the annual meeting Feb. 13 in Mason City.

Business on the agenda, along with a review of the past year's production and financial performance, included election of two members to the board of directors. Marion Cagley and Jerry Calease were each re-elected to serve another 3-year term.

Members also approved an advisory vote on executive compensation as part of the voting.

Members of the plant's leadership team then reviewed fiscal year 2016.

CFO Christy Marchand pointed out that net income for the year, which ended Oct. 31, 2016, as $20.4 million, compared to an average annual income since the plant's inception in 2005 of $24.9 million. Despite the lower than average income, the book value per member increased from $6.52 to $6.60.

Over the plant's lifetime, the average annual after-tax ROI has been 25.3 percent, and the plant has distributed $8.45 per share back to members.

Ethanol production in 2016 was nearly 123 million gallons, reported COO Chad Kuhlers, an increase of 2.99% over the previous year.

He also noted in his production report that yield at the plant increased

Continued on Page 3

Chairman's Comments:

Ethanol industry looks ahead

It has been a busy winter in the ethanol industry addressing regulatory changes and needs. My most recent assignment was in joining other representatives from the American Coalition for Ethanol in Washington, D.C., focused on changing regulations that currently prohibit the use of E15 blends in non-flex fuel vehicles during summer months. The restrictions create hesitation for fuel stations that might otherwise consider offering the higher blend fuel.

New administration

In a letter to the ethanol industry at the National Ethanol Conference, President Donald Trump called renewable fuels "essential to America's energy strategy" and pledged to address problems of over-regulation on businesses.

"My team is looking forward to working with the Renewable Fuels Association, and many others, to identify and reform those regulations that impede growth, increase consumer costs, and eliminate good-paying jobs without providing sufficient environmental or public health benefit," he wrote.

Though many of the new cabinet members have connections to the oil industry, it seems that President Trump has made his support for ethanol clear. Every county that produced more than a million bushels of corn, Trump won. He's very much aware of who put him into office and whom he has to answer to.

National Ethanol Conference

I was proud to represent Golden Grain, along with Dave Reinhart and Jerry Calease, at the National Ethanol conference. The good news presented there about the industry's impacts in 2016 included the following:

Two hundred ethanol plants in 28 states produced a record 15.3 billion gallons of ethanol and 47 million tons of animal feed. The industry:

- Supported 74,420 direct jobs in ethanol and ag industries
- Sustained 265,756 indirect/induced jobs in all sectors
- Generated $42 billion in Gross Domestic Product
- Boosted household income by $23 billion
- Contributed $9 billion in tax revenue

A powerful video was also shown (find it at https://youtu.be/zJgZ5586l2k) showing the changes in the ethanol industry over the last 40 years.

Among the key topics of discussion amongst industry leaders at the conference was the need for a broad-based industry coalition to come together ahead

Continued on Page 3



FY2017 starts off strong, retreats

GGE is pleased to announce income of nearly $11 million for the first fiscal quarter of 2017, which ended January 31, compared to only $3.4 million for the same period of 2016. Driving this higher income was an increase in ethanol price per gallon of about 15 percent and increased corn oil price of 25 percent, compared to the same period of 2016. DDGS prices, on the other hand, fell approximately 15 percent in 2017.

While natural gas costs rose nearly 30 percent, we saw a reduction in the average corn price of 6 percent. We saw a small decrease in operating expenses and income from our investments of nearly $3.2 million.

Although 2017 started great out of the chute, it quickly retreated. The second fiscal quarter will likely be nothing like the first. Early indications are that the market has slowed due to an over abundance of ethanol supplies and not a very willing export demand.

2016 K-1s

Although Golden Grain Energy sent all K-1s out to members on February 23, there have been some members who have not yet received their 2016 Form K-1s. If you are a member who has not received yours, please call, or have your tax preparer call, the office at (641) 423-8525 or email cmarchand@ggecorn.com and an additional copy will be sent promptly.

Amended K-1s for 2013 & 2014

In November 2016 you should have received amended K-1 forms for 2013 & 2014. The majority of members have been delighted to realize a net benefit from amending their 2013, 2014, and in some cases, their 2015 tax returns. The pattern is such that occasionally members may have to pay additional tax in some years while receiving tax refunds on others. Although a much lower percentage of the membership, occasionally members need to carry forward a portion of the Research & Development credits into their 2016 return and beyond. As a reminder any unused credit can be carried forward for up to 20 years. When the payments, refunds and carryforwards are netted together the average benefit is approximately $0.60-$0.90 per membership unit. It has been a long road with a few detours along the way but we thank you for your patience in seeing this project through!

The complete first quarter 10-K can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Christy Marchand, CFO
Golden Grain Energy

BALANCE SHEET	January 31, 2017	October 31, 2016
Current Assets	$ 45,508,924	$ 48,098,413
Total Assets	$ 136,757,491	$ 140,763,906
Current Liabilities	$ 9, 187,491	$ 9,237,168
Long-term liabilities	$ 437,546	$ 449,066
Members Equity	$ 127,132,454	$ 131,077,672
Book Value per Unit	$ 6.40	$ 6.60

INCOME STATEMENT	Three Months Ended 1/31/2017	Three Months Ended 1/31/2016
Revenues	$ 56,063,549	$ 48,773,123
Gross Profit	$ 8,913,597	$ 1,953,759
Equity in Net Income from Investments	$ 3,199,351	$ 2,367,068
Net Income	$ 10,959,532	$ 3,417,335
Net Income per Unit	$0.55	$0.17
Distribution Paid	$ 0.75	$ 0.70

Annual shutdown projects should boost capacity

Two major projects to be tackled during the annual maintenance shutdown at Golden Grain's plant, moved to May this year, should increase the plant's overall capacity through process improvements.

The first is the tie-in of a new fermentation cooling tower. By increasing the ability to cool the process as yeast converts the sugars in the corn, the plant should be able to operate at a higher capacity during the warm summer months. Second, replacing the original plant's 12-year-old molecular material and adding sieve laterals, which will increase the amount of media in the dehydration process, should increase the plant's dehydration capacity and clear a bottleneck in the process.

With more than 100 contractors, plus all of GGE's staff, working shifts around the clock May 13-19, the shutdown will also wrap up the three-year project updating computerized controls in the plant, change out maintenance software, and improve efficiency of the dust collection system.

—Chad Kuhlers, COO

Chairman ... from Page 1

of the 2022 transformation of the RFS from Congressionally-mandated levels to decision-making by the EPA. Neither ethanol nor the oil industry feel that putting that control completely in the hands of the EPA is the best solution, due to the inconsistency that can occur with changing administrations. It will take all of the major ethanol organizations, along with the National Corngrowers Association and others, to work toward a new legislative approach to the RFS.

Iowa Renewable Fuels Summit

During the Iowa Renewable Fuels Summit in January, IRFA representatives spoke of the need to continue to find funding for infrastructure grants that assist fuel retailers in installing blender pumps to allow the sale of higher blends of ethanol. Current funding sources are drying up, and the IRFA is working with legislature, Gov. Branstad and Lt. Gov. Reynolds to find ways to continue this successful program.

Though the 2016 election is behind us, it is still essential that everyone continue to communicate with their elected officials about the importance of ethanol to Iowa's economy and our nation's energy security, and to let their representatives know how best to help us continue to thrive.

—Dave Sovereign,
Chairman, GGE Board of Directors


USDA
United States Department of Agriculture
GREENHOUSE GAS (GHG) EMISSIONS
associated with producing corn-based ethanol in the U.S.
ARE 43% LOWER THAN GASOLINE
when measured on an energy equivalent basis.
E10
Read the new USDA report, A Life-Cycle Analysis of the Greenhouse Gas Emissions of Corn-Based Ethanol.

Know ethanol's impact

From greenhouse gases to carcinogens, ethanol improves our air quality compared to gasoline. This is a key reason we should push for access to higher ethanol blends (E15, E20, E30 and E85) at the pump.

Annual meeting review ... from Page 1

by 0.66 % with water usage down by 6.31% as a result of projects completed over the past year.

Curt Strong, executive vice president and commodity manager, detailed a number of projects completed or under way at the site in the last year:

Distillation tower, June 2016: Increase in cooling capacity allows GGE to run distillation at full rate during the summer months increase thru put by approximately 10% during the summer months.

Fermentation cooling tower, expected on line May 2017: Anticipated to double current cooling capacity in the fermentation system and will allow for more consistent fermentation temps increasing yeast activity during the summer months. Increased yeast activity will provide an increase in throughput and more consistent DDGs production.

New CEMS environmental monitoring system: Replaces the PEMS system that had been in place since the start of production at GGE. The system update increases accuracy in monitoring NOX and CO2 and allows GGE to operate under a more environmentally-friendly air permit from the DNR.

New lab space, August 2016: Relocated to former maintenance area of the plant to increase space.

Control room: Moved to former lab providing a larger, more secure location.

Employee break room: Enlarged to accommodate the current staffing levels for training sessions, lunches, etc.

Energy Center: Current operating system for energy center #2 will become obsolete in 2018. System was originated in the 1990's and will no longer be supported by the manufacturer. Controls will be changed over to a new supported operating system in 2017 as part of a multi year project.

Other changes at the plant included improvements for sieves, dust collection, maintenance software, work platforms and more, all focused on increasing efficiency and safety.

2016 stats

Gallons of ethanol sold: 121.8 million

Bushels of corn ground: 41.4 million

DDGs sold: 293,000 tons

Corn oil sold: 31.3 million pounds

Golden Grain Energy
1822 43rd St. SW
Mason City, IA 50401

Until next time ... Save the dates: BMEC trailer and golf

The Biofuels Mobile Education Center trailer, operated in partnership with the Iowa Corngrowers Association, will be at many events this spring and summer promoting ethanol and other biofuels. You can view it at: Mahaska County Ag Day, April 21, at the Southern Iowa Fairgrounds in Oskaloosa; NASCAR Camping World Truck Series Iowa 200/NASCAR XFINITY Series American Ethanol E15 250 on June 23 and 24; ARCA Racing Series Iowa 150 and Verizon IndyCar Series Iowa Corn 300 on July 8 and 9; Deer Creek Speedway in Spring Valley, Minn., July 15; and Pella Ag in the City on July 27. It has also been requested for teacher workshops in Oskaloosa and Eddyville.

Also, plan now to join us **Monday, Aug. 21, 2017**, for the annual Friends of Ethanol PAC Golf Outing. This event is an important part of supporting our efforts to educate and support legislators at the state and federal level about the importance of ethanol to the rural economy and to our nation's fuel independence.

Golden Grain Energy, LLC

641-423-8525
888-GGE-CORN
Fax: 641-421-8457
www.ggecorn.com
info@ggecorn.com

OUR MISSION:
Add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.